Exhibit 99.1

Recro Pharma Appoints Jyrki Mattila as Executive Vice President of Business Development

MALVERN, PA, August 21, 2017 – Recro Pharma, Inc. (Nasdaq:REPH), a revenue generating specialty pharmaceutical company focused on therapeutics for hospital and other acute care settings, today announced the appointment of Jyrki Mattila, M.D., Ph.D., as Executive Vice President of Business Development.

“Jyrki brings over 30 years of pharmaceutical business development, commercial and general management experience to Recro Pharma and is a key addition to the leadership team at this pivotal time in the Company’s evolution,” said Gerri Henwood, President and Chief Executive Officer of Recro Pharma. “He has a proven track record of executing ambitous business development plans and achieving strategic goals. Jyrki’s history of being on the leadership team at successful companies through significant periods of expansion will prove invaluable as we pursue future partnering opportunities to broaden the reach of our pipeline.”

Dr. Mattila joins Recro Pharma from Lipocine Inc., a specialty pharmaceutical company, where he served for two years as Chief Business Officer. From 2010 to 2015, Dr. Mattila held executive management positions, serving as Chief Business Officer at iCeutica Inc. and as President and Chief Executive Officer at LZ Therapeutics, Inc. From 2003 to 2010, Dr. Mattila served as Executive Vice President, Business Development, Product Development and Technical Operations, at Auxilium Pharmaceuticals Inc., where he contributed to Auxilium’s growth from a private start-up to a publicly-traded specialty pharmaceutical company. From 1986 to 2003, Dr. Mattila held positions of increasing responsibility at Orion Corporation in business development, R&D and executive general management. Dr. Mattila served as a Post-Doctoral Research Fellow at the University of Kansas Medical Center and holds a M.B.A. from the Helsinki School of Economics, a Ph.D. from the Department of Pharmacology at the University of Helsinki and a M.D. from the University of Helsinki Medical School.

Inducement Equity Awards

In connection with the hiring of Dr. Mattila, the Compensation Committee of Recro Pharma’s Board of Directors approved a grant to Dr. Mattila of a stock option to purchase 75,000 shares of Recro Pharma’s common stock and restricted stock units covering 12,000 shares of Recro Pharma’s common stock.

Recro Pharma also appointed a new non-executive employee, and in connection therewith the Compensation Committee of Recro Pharma’s Board of Directors approved a grant to that employee of a stock option to purchase 1,750 shares of Recro Pharma’s common stock.

The equity awards were granted pursuant to the NASDAQ inducement grant exception as a component of such individual’s employment compensation and were granted as an inducement material to his or her acceptance of employment with Recro Pharma in accordance with NASDAQ Listing Rule 5635(c)(4). The option awards and restricted stock units were granted on August 21, 2017. The option awards will have an exercise price equal to the closing price of Recro Pharma’s common stock on the grant date. The options have a ten year term and vest in equal monthly installments over four years. The restricted stock units vest annually over four years. The equity awards are subject to each individual’s continued service with Recro Pharma through the applicable vesting dates.

About Recro Pharma, Inc.

Recro is a specialty pharmaceutical company that operates through two business divisions, an Acute Care, hospital product division and a revenue-generating contract development and manufacturing, or CDMO division, located at the Company’s Gainesville facility. The Acute Care division is primarily focused on developing innovative products for hospital and other acute care settings. The Company’s lead product candidate is a proprietary injectable form of meloxicam, a long-acting preferential COX-2 inhibitor. IV meloxicam 30mg has successfully completed two pivotal Phase III clinical efficacy trials in patients following bunionectomy and abdominoplasty surgeries, a large double blind Phase III safety trial, four Phase II clinical trials for the management of moderate to severe post-operative pain, as well as other safety studies. As injectable meloxicam is in the non-opioid class of drugs, the Company believes it will overcome many of the issues associated with commonly prescribed opioid therapeutics, including respiratory depression, constipation, excessive nausea and vomiting, as well as having no addictive potential while maintaining meaningful analgesic effects for relief of pain. The Company’s CDMO division leverages its formulation expertise to develop and manufacture pharmaceutical products using its proprietary delivery technologies and other manufacturing services for commercial partners who commercialize or plan to commercialize these products. These collaborations can result in revenue streams including royalties, profit sharing, research and development and manufacturing fees, which support continued operations for its CDMO division and it contributes non-dilutive funding for the development and pre-commercialization activities of its Acute Care division.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Such forward looking statements reflect Recro’s expectations about its future performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to Recro or its management, are intended to identify such forward-looking statements. These forward looking statements are based on information available to Recro as of the date of this press release and are subject to a number of risks, uncertainties, and other factors that could cause Recro’s performance to differ materially from those expressed in, or implied by, these forward looking statements. Recro assumes no obligation to update any such forward-looking statements. Factors that could cause Recro’s actual performance to materially differ from those expressed in the forward-looking statements set forth in this press release include, without limitation: the ability to obtain and maintain regulatory approval of injectable meloxicam and, and the labeling under any such approval;

regulatory developments in the United States and foreign countries; results and timing of the clinical trials of injectable meloxicam, the Company’s ability to achieve its financial goals, including financial guidance; the Company’s ability to raise future financing for continued development and the payment of milestones; the Company’s ability to pay its debt; customer product performance and ordering patterns, the performance of third-party suppliers and manufacturers; the Company’s ability to obtain, maintain and successfully enforce adequate patent and other intellectual property protection; and the successful commercialization of injectable meloxicam. In addition, the forward looking statements in this press release should be considered together with the risks and uncertainties that may affect Recro’s business and future results included in Recro’s filings with the Securities and Exchange Commission at www.sec.gov. Recro assumes no obligation to update any such forward looking statements.

CONTACT:

Investor Relations Contact:

Argot Partners

Susan Kim/Natalie Wildenradt

(212) 600-1902

susan@argotpartners.com

natalie@argotpartners.com

Recro Pharma, Inc.

Michael Celano

(484) 395-2413

mcelano@recropharma.com

Media Contact:

Argot Partners

Eliza Schleifstein

(973) 361-1546

eliza@argotpartners.com

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